VESSEL PURCHASE AND SALE AGREEMENT

     THIS VESSEL PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of June 22, 1998 by and between Trans-Pacific Shipping Co. ("SELLER") and Schnitzer Steel Industries, Inc., ("BUYER").

                                    RECITALS

     A. SELLER is the owner of the vessel called M/V PACDUKE, O.N. 5242, and all tackle, equipment and machinery appertaining thereto (the "Vessel").

     B. SELLER and BUYER were parties to a Charter Party dated May 27, 1993, and certain addenda thereto, relating to the Vessel (collectively, the "1993 Agreement").

     C. SELLER and BUYER desire to restate their mutual obligations regarding the Vessel and to supplant the terms of the 1993 Agreement. In furtherance thereof, on this same date, SELLER and BUYER have entered into a Charter Party whereby BUYER has hired the Vessel for a period of five (5) years.

     D. SELLER desires to sell and BUYER desires to purchase the Vessel upon the expiry of the Charter Party subject to the terms and conditions of this Agreement.


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     NOW, THEREFORE, in consideration of the mutual covenants and subject to the conditions set forth below, the parties agree as follows:

     1. Purchase of Vessel. Upon the expiry of the Charter Party, or on any date prior thereto agreed to by the parties, SELLER will sell and BUYER will buy the Vessel "as is, where is" at the Closing (as that term is defined below).

     2. Purchase Price. The purchase price for the Vessel is Two Million Five Hundred Thousand One Hundred dollars ($2,500,100), exclusive of all sales and use taxes and fees associated with the transfer of ownership of the Vessel to BUYER, which such taxes and fees shall be the responsibility of BUYER at the Closing (the "Purchase Price"). The Charter Party requires BUYER to pay SELLER $2,500,000 in prepaid hire. The parties agree that this amount shall be credited against the Purchase Price at the Closing. BUYER shall pay the remainder of the Purchase Price to SELLER at the Closing.

     3. Other Expenses.

          a. BUYER shall be responsible for paying all expenses incurred in obtaining any government, class or other approval of the sale of the Vessel.

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          b. At the Closing, BUYER shall pay to SELLER an amount sufficient to cover SELLER's liability for taxes and fees, if any, as set forth in Paragraph 2 above.

          c. BUYER shall be responsible for all port charges, including, but not limited to, wharfage, dockage and harbor entrance fees, incurred or assessed by any port authority in connection with the delivery of the Vessel to BUYER.

          d. BUYER shall be responsible for all transportation charges, including crew wages and bunkers, associated with the delivery of the Vessel to the location of the Closing.

     4. Closing. The term "Closing" as used in this Agreement shall mean the delivery of the Vessel by SELLER to BUYER upon satisfaction of BUYER's obligations under this Agreement. The Closing shall occur on a date and at a location as the parties shall mutually agree prior to the expiry of the Charter Party.

     5. Delivery; Transfer of Title. Subject to BUYER's performance of the obligations required by this Agreement, at the Closing, SELLER shall deliver to BUYER, and BUYER shall take possession of, the Vessel with everything belonging to her on board at a berth or place agreed to by the parties pursuant to Paragraph 4 above. Simultaneously, SELLER shall deliver to BUYER an executed Bill of Sale in the form attached to this Agreement as "Exhibit A", whereupon title to the Vessel shall pass to

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BUYER, and all documents in SELLER's possession or control, including but not limited to, certificates of inspection, classification, load line and maintenance records.

     6. Liability and Indemnity. After the Closing, BUYER shall assume all risk of loss of the Vessel and shall, except with respect to the warranty of title set forth in Paragraph 7 below, be barred from instituting any claim, action, suit or proceeding against SELLER, its parent corporation and their officers, directors, employees, representatives, successors and assigns, arising out of or in connection with the Vessel, or the use or condition thereof. Additionally, after the Closing, BUYER shall defend and indemnify SELLER and its parent corporation and their officers, directors, employees, representatives, successors and assigns, from any claims, actions and liabilities arising out of or in connection with BUYER's ownership of the Vessel.

     7. Warranty of Title. At the Closing, SELLER will warrant that it has title to the Vessel, free and clear of all liens and encumbrances, and will indemnify, defend and hold harmless BUYER from and against any liability, cost or expense arising out of or in connection with any breach in this warranty of title.

     8. Warranty and Consequential Damage Disclaimer. At the Closing, BUYER shall purchase the Vessel on an "as is, where is" basis, and, except for the warranty of title set forth in

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Paragraph 7 above, with no warranties, either express or implied, given by
SELLER.

     9. Insurance. During the term of the Charter Party and until BUYER takes title to the Vessel, SELLER shall maintain in full force and effect the marine hull and machinery insurance and marine protection and indemnity insurance that it presently has in place on the Vessel, or shall obtain insurance comparable thereto. Such insurance shall contain appropriate endorsements naming BUYER as an additional insured. SELLER shall furnish BUYER evidence satisfactory to BUYER of the insurance required by this Paragraph 9. BUYER shall reimburse SELLER for the cost of the insurance premiums. If SELLER fails to keep in full force or effect or to provide any or all insurance required by this Paragraph 9, BUYER shall have the right to obtain that insurance and pay the premiums for it.

     10. Costs and Expenses. During the term of the Charter Party, BUYER shall bear all costs and capital expenses relating to the operation and maintenance of the Vessel, including, but not limited to, wages, maintenance, supplies and equipment costs, and fuel and lubricant expenses, as if it were the owner of the Vessel. BUYER shall promptly reimburse SELLER for any such costs and expenses paid by SELLER.

     11. Total or Partial Loss. In the event the Vessel becomes an actual or constructive total loss during the term of

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the Charter Party, BUYER shall be entitled to recover all of the insurance proceeds received by SELLER on account of the loss.

     12. General Provisions.

          a. The terms of this Agreement shall inure to the benefit of and be binding upon the parties, their directors, officers, assigns, agents, employees, legal representatives and successors-in-interest.

          b. Captions used in this Agreement are for convenience of reference only and shall have no legal effect or meaning in the construction or enforcement of this Agreement.

          c. This Agreement constitutes the entire agreement between the parties and supersedes and cancels all prior agreements and communications, whether written or oral, on the subject matter of this Agreement. The terms of Paragraph 6, Liability and Indemnity; Paragraph 7, Warranty of Title; and Paragraph 8, Warranty and Consequential Damage Disclaimer, shall survive transfer of title of the Vessel from SELLER to BUYER.

          d. The terms of this Agreement shall be construed and enforced in accordance with the laws of the State of Oregon. The parties agree that in the event of any dispute concerning their respective rights and obligations under this Agreement, the dispute will be resolved by arbitration in Multnomah County,

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Oregon before a panel of three (3) arbitrators who are licensed to practice law in the State of Oregon. SELLER shall select one (1) arbitrator; BUYER shall select one (1) arbitrator; and the two (2) arbitrators chosen by the parties shall select the third arbitrator. The arbitrators shall follow the American Arbitrations Association ("AAA") Commercial Arbitration rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement. There shall be no substantive motions or discovery. The hearing shall take place ninety (90) days from a party's arbitration demand and shall be concluded within three (3) days. The decision of the arbitrators will be final and binding on the parties. The prevailing party in any arbitration will be entitled to an award of its reasonable attorneys' fees, costs and expenses incurred in preparation for and through the arbitration and on any appeal therefrom and enforcing this arbitration provision or the arbitrators' determination.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

                                       TRANS-PACIFIC SHIPPING CO.



                                       By: /s/ KENNETH NOVACK
                                           -------------------------------------
                                           Its: President
                                                --------------------------------


                                       SCHNITZER STEEL INDUSTRIES, INC.



                                       By: /s/ ROBERT W. PHILIP
                                           -------------------------------------
                                           Its: President
                                                --------------------------------

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                                                                       EXHIBIT A


                                  BILL OF SALE


          Reference is made to the Purchase Agreement (the "Agreement"), dated as of June 22, 1998, by and between Trans-Pacific Shipping Co., a Liberian corporation ("Seller"), and Schnitzer Steel Industries, Inc., an Oregon corporation ("Buyer").

          Seller, for good and valuable consideration paid to it by Buyer, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, transfer, assign and convey to Buyer, its successors and assigns, all of Seller's right, title and interest in and to the Liberian flag vessel M.V. PACDUKE (the "Vessel"), subject to the terms of the Agreement.

          TO HAVE AND TO HOLD said Vessel forever, together with all of Seller's right, title and interest in such Vessel.

          IN WITNESS WHEREOF, the undersigned have duly executed this Bill of Sale on behalf of Seller as of the ____ day of ___________, 2003.

                                       TRANS-PACIFIC SHIPPING CO.



                                       By:
                                           -------------------------------------
                                           Kenneth M. Novack
                                           President